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                                                          EXHIBIT NO. 99.10 (b)


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information and to the incorporation by reference, in this Post-Effective Amendment No. 39 to Registration No. 33-7638 of MFS Series Trust I of our report dated October 5, 2001, on the financial statements and financial highlights of MFS Global Asset Allocation Fund, MFS Value Fund (formerly known as Equity Income Fund), MFS Research Growth and Income Fund, MFS Strategic Growth Fund, MFS Core Growth Fund, MFS Technology Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Global Telecommunications Fund and MFS Japan Equity Fund included in the 2001 Annual Reports to Shareholders.


Ernst & Young LLP

ERNST & YOUNG LLP

Boston, Massachusetts
December 24, 2001